Exhibit 99

Gorman-Rupp Reports Second Quarter 2022 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--July 29, 2022--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the second quarter and six months ended June 30, 2022.

Second Quarter 2022 Highlights

  Completed acquisition of Fill-Rite
  Net sales increased 28.0% or $26.1 million compared to the second quarter of 2021, a 13.4% increase excluding Fill-Rite
  Second quarter net loss was ($1.0) million, or ($0.04) per share compared to net income of $7.1 million or $0.27 per share for the second quarter of 2021
    Adjusted earnings per share1 for the second quarter of 2022 and 2021 were $0.27 and $0.32, respectively
    Earnings included an unfavorable LIFO impact of $0.13 per share in 2022 compared to $0.02 per share in 2021
  Adjusted EBITDA1 for the second quarter of 2022 increased 13.2% to $15.4 million compared to $13.6 million for the same period in 2021
  Backlog increased to $264.7 million as of June 30, 2022, increasing $69.2 million during the second quarter including $14.7 million from Fill-Rite

On May 31, 2022, the Company completed its previously announced acquisition of Fill-Rite and Sotera (“Fill-Rite”), a division of Tuthill Corporation, for $526.3 million after adjusting for working capital. When adjusted for approximately $80.0 million in expected tax benefits, the net transaction value is approximately $446.3 million. The Company funded the transaction with cash-on-hand and new debt. The Company entered into senior secured credit facilities comprised of a $350.0 million term loan and a $100.0 million revolving credit facility, as well as an unsecured senior subordinated term loan in the amount of $90.0 million.

Net sales for the second quarter of 2022 were $119.1 million compared to net sales of $93.0 million for the second quarter of 2021, an increase of 28.0% or $26.1 million. Domestic sales increased 32.4% or $20.9 million and international sales increased 18.1% or $5.2 million compared to the same period in 2021. Fill-Rite sales, which are primarily domestic, were $13.6 million from the acquisition date of May 31, 2022 to June 30, 2022.

Excluding Fill-Rite, sales in our water markets increased 16.7% or $10.7 million in the second quarter of 2022 compared to the second quarter of 2021. Sales increased $5.2 million in the municipal market, $2.8 million in the fire protection market, $1.8 million in the construction market, and $1.4 million in the repair market. Partially offsetting these increases was a sales decrease of $0.5 million in the agriculture market.

Excluding Fill-Rite, sales in our non-water markets increased 6.2% or $1.8 million in the second quarter of 2022 compared to the second quarter of 2021. Sales increased $2.8 million in the industrial market and $1.3 million in the OEM market. Partially offsetting these increases was a sales decrease of $2.3 million in the petroleum market primarily due to timing.

Gross profit was $28.2 million for the second quarter of 2022, resulting in gross margin of 23.7%, compared to gross profit of $24.7 million and gross margin of 26.5% for the same period in 2021. The 280 basis point decrease in gross margin was driven by a 500 basis point increase in cost of material, which included an unfavorable LIFO impact of 290 basis points, an unfavorable impact of 120 basis points related to Fill-Rite inventory recorded at fair value and recognized during the period, and an unfavorable impact of 20 basis points related to the amortization of acquired Fill-Rite customer backlog. The full amount of the step-up to record Fill-Rite inventory at fair value was recognized during the period and will not recur, while the Fill-Rite customer backlog will be amortized within the next year. The decrease in gross margin was partially offset by a 220 basis point improvement from labor and overhead leverage due to increased sales volume.

1 See “Non-GAAP Information” and related reconciliation page.

Selling, general and administrative (“SG&A”) expenses were $24.1 million for the second quarter of 2022, which included $6.9 million of one-time acquisition costs. Excluding acquisition costs, SG&A expenses were $17.2 million and 14.5% of net sales for the second quarter of 2022 compared to $13.9 million and 14.9% of net sales for the same period in 2021. The decrease in SG&A expenses as a percentage of sales, excluding acquisition costs, was due to increased sales volume.

Amortization expense was $1.2 million for the second quarter of 2022 compared to $0.2 million for the same period in 2021. The increase in amortization expense was due to $1.0 million in amortization from the acquisition date of May 31, 2022 to June 30, 2022 related to the Fill-Rite acquisition.

Operating income was $2.9 million for the second quarter of 2022, which included $6.9 million in one-time acquisition costs, $1.4 million of inventory step up amortization, and $0.2 million of acquired customer backlog amortization. Excluding acquisition costs, inventory step up and backlog amortization, operating income was $11.4 million for the second quarter of 2022, resulting in an operating margin of 9.6%, compared to operating income of $10.6 million and operating margin of 11.4% for the same period in 2021. Excluding acquisition costs, inventory step up and backlog amortization, operating margin decreased 180 basis points primarily as a result of an unfavorable LIFO impact.

Interest expense was $2.3 million for the second quarter of 2022. No interest expense was recorded in the second quarter of 2021.

Other income (expense), net was $1.8 million of expense for the second quarter of 2022 compared to expense of $1.7 million for the same period in 2021.

Net loss was ($1.0) million, or ($0.04) per share, for the second quarter of 2022 compared to net income of $7.1 million in the second quarter of 2021, or $0.27 per share. Adjusted earnings per share for the second quarter of 2022 were $0.27 per share compared to $0.32 per share for the second quarter of 2021. Earnings per share for the second quarter of 2022 included an unfavorable LIFO impact of $0.13 per share compared to an unfavorable LIFO impact of $0.02 per share in the second quarter of 2021.

Adjusted EBITDA was $15.4 million for the second quarter of 2022 compared to $13.6 million for the second quarter of 2021. The increase in adjusted EBITDA for the second quarter of 2022 compared to 2021 was primarily related to the acquisition of Fill-Rite which contributed $3.1 million offset by an increase in the unfavorable impact of LIFO of $3.6 million.

Year to date 2022 Highlights

Net sales for the first six months of 2022 were $221.2 million compared to net sales of $182.0 million for the first six months of 2021, an increase of 21.5% or $39.2 million. Domestic sales increased 24.1% or $30.7 million and international sales increased 15.5% or $8.5 million compared to the same period in 2021. Fill-Rite sales, which are primarily domestic, were $13.6 million from the acquisition date of May 31, 2022 to June 30, 2022.

Excluding Fill-Rite, sales in our water markets increased 14.1% or $18.1 million in the first six months of 2022 compared to the first six months of 2021. Sales increased $8.6 million in the fire market, $4.1 million in the construction market, and $3.0 million in both the municipal and repair markets. Partially offsetting these increases was a decrease of $0.6 million in the agriculture market.

Excluding Fill-Rite, sales in our non-water markets increased 14.1% or $7.5 million in the first six months of 2022 compared to the first six months of 2021. Sales increased $6.4 million in the industrial market and $3.1 million in the OEM market. Partially offsetting these increases was a decrease of $2.0 million in the petroleum market.

Gross profit was $53.7 million for the first six months of 2022, resulting in gross margin of 24.3%, compared to gross profit of $47.7 million and gross margin of 26.2% for the same period in 2021. The 190 basis point decrease in gross margin was driven by a 360 basis point increase in cost of material, which included an unfavorable LIFO impact of 200 basis points, an unfavorable impact of 60 basis points related to Fill-Rite inventory recorded at fair value and recognized during the period, and an unfavorable impact of 10 basis points related to the amortization of acquired Fill-Rite customer backlog. The full amount of the step-up to record Fill-Rite inventory at fair value was recognized during the period and will not recur, while the Fill-Rite customer backlog will be amortized within the next year. The decrease in gross margin was partially offset by a 170 basis point improvement from labor and overhead leverage due to increased sales volume.

Selling, general and administrative (“SG&A”) expenses were $39.9 million for the first six months of 2022, which included $6.9 million of one-time acquisition costs. Excluding acquisition costs, SG&A expenses were $33.0 million and 14.9% of net sales for the second quarter of 2022 compared to $27.8 million and 15.3% of net sales for the same period in 2021. The decrease in SG&A expenses as a percentage of sales, excluding acquisition costs, is due to increased sales volume.

Amortization expense was $1.4 million for the first six months of 2022 compared to $0.4 million for the same period in 2021. The increase in amortization expense was due to $1.0 million in amortization attributable to the Fill-Rite acquisition.

Operating income was $12.4 million for the first six months of 2022, which included $6.9 million in one-time acquisition costs, $1.4 million of inventory step up amortization, and $0.2 million of acquired customer backlog amortization. Excluding acquisition costs, inventory step up and backlog amortization, operating income was $20.9 million for the second quarter of 2022, resulting in an operating margin of 9.4%, compared to operating income of $19.6 million and operating margin of 10.8% for the same period in 2021. Excluding acquisition costs, inventory step up and backlog amortization, operating margin decreased 140 basis points primarily as a result of an unfavorable LIFO impact.

Interest expense was $2.3 million for the first six months of 2022. No interest expense was recorded for the first six months of 2021.

Other income (expense), net was $1.8 million of expense for the first six months of 2022 compared to expense of $1.4 million for the same period in 2021.

Net income was $6.5 million, or $0.25 per share, for the first six months of 2022 compared to $14.5 million for the first six months of 2021, or $0.56 per share. Adjusted earnings per share for the first six months of 2022 were $0.56 per share compared to $0.61 per share for the first six months of 2021. Earnings per share for the first six months of 2022 included an unfavorable LIFO impact of $0.18 per share compared to an unfavorable LIFO impact of $0.04 per share for the first six months of 2021.

Adjusted EBITDA was $27.9 million for the first six months of 2022 compared to $25.9 million for the first six months of 2021. The increase in adjusted EBITDA in 2022 compared to 2021 was primarily related to the acquisition of Fill-Rite which contributed $3.1 million offset by an increase in the unfavorable impact of LIFO of $4.7 million.

The Company’s backlog of orders was $264.7 million at June 30, 2022 compared to $153.0 million at June 30, 2021 and $186.0 million at December 31, 2021. Fill-Rite added $14.7 million to the backlog at June 30, 2022. Incoming orders increased 28.5% for the first six months of 2022 compared to the same period in 2021, and 22.7% excluding Fill-Rite. Incoming orders during the second quarter of 2022 increased 44.5% when compared to the same period last year, and 33.7% excluding Fill-Rite. The increase in backlog for the first six months of 2022 was primarily driven by strong incoming orders during the second quarter, large municipal orders which are longer term in nature, and the acquisition of Fill-Rite. The backlog aging has remained consistent with historical levels.

Capital expenditures for the first six months of 2022 were $8.4 million and consisted primarily of machinery and equipment and building improvements. Capital expenditures for the full-year 2022 are presently planned to be in the range of $15-$20 million.

Scott A. King, President and CEO commented, “We are extremely pleased to have completed the acquisition of Fill-Rite, and I am grateful for the successful work of the Gorman-Rupp and Fill-Rite teams to integrate the business. We are also pleased to report year-over-year double digit organic revenue and adjusted EBIDTA growth. While global supply chain challenges are likely to persist in the near-term, we expect to continue to navigate these challenges well. We remain optimistic about our outlook due to strong incoming levels across all markets, high quality backlog, and continued pricing action to mitigate inflationary pressures. We will continue to focus on the integration and growth of the Fill-Rite business, as well as executing our strategic initiatives to drive long-term profitable growth.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as adjusted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization, referred to as “adjusted EBITDA”. Adjusted earnings per share is earnings per share excluding non-cash pension settlement charges per share, one-time acquisition costs per share, amortization of step up in value of acquired inventories per share, and amortization of customer backlog per share and adjusted EBITDA is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude non-cash pension settlement charges, one-time acquisition costs, amortization of step up in value of acquired inventories, and amortization of customer backlog. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided later in this release is a reconciliation of adjusted earnings per share and adjusted EBITDA, which includes descriptions of actual adjustments made in the current period and the corresponding prior period.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, and uncertainties related to our acquisition of the assets of Fill-Rite, including but not limited to integration of the acquired business in a timely and cost effective manner, retention of supplier and customer relationships and key employees, the ability to achieve synergies and cost savings in the amounts and within the time frames currently anticipated and the ability to service and repay indebtedness incurred in connection with the transaction. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) impairment in the value of intangible assets, including goodwill; (5) defined benefit pension plan settlement expense; and (6) family ownership of common equity; and general risk factors including (7) continuation of the current and projected future business environment, including the duration and scope of the COVID-19 pandemic, the impact of the pandemic and actions taken in response to the pandemic; (8) highly competitive markets; (9) availability and costs of raw materials and labor; (10) cyber security threats; (11) compliance with, and costs related to, a variety of import and export laws and regulations; (12) environmental compliance costs and liabilities; (13) exposure to fluctuations in foreign currency exchange rates; (14) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (15) changes in our tax rates and exposure to additional income tax liabilities; and (16) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net sales	$119,067	$93,015	$221,234	$182,042
Cost of products sold	90,828	68,342	167,498	134,326
Gross profit	28,239	24,673	53,736	47,716
Selling, general and
administrative expenses	24,114	13,884	39,936	27,779
Amortization expense	1,218	175	1,435	350
Operating income	2,907	10,614	12,365	19,587
Interest expense	(2,322)	-	(2,322)	-
Other income (expense), net	(1,846)	(1,705)	(1,756)	(1,360)
Income (loss) before income taxes	(1,261)	8,909	8,287	18,227
Provision (benefit) for income taxes	(265)	1,812	1,740	3,701
Net income (loss)	($996)	$7,097	$6,547	$14,526

Earnings (loss) per share	($0.04)	$0.27	$0.25	$0.56

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars, except share data)

	June 30,	December 31,
Assets	2022	2021

Cash and cash equivalents	$16,828	$125,194
Accounts receivable, net	90,444	58,545
Inventories, net	101,134	85,648
Prepaid and other	15,057	7,795
Total current assets	223,463	277,182
Property, plant and equipment, net	130,017	104,293
Other assets	9,283	6,193
Goodwill and other intangible assets, net	511,537	33,086
Total assets	$874,300	$420,754

Liabilities and shareholders' equity

Accounts payable	$27,455	$17,633
Current portion of long-term debt	17,500	-
Accrued liabilities and expenses	47,193	34,807
Total current liabilities	92,148	52,440
Pension benefits	10,167	9,342
Postretirement benefits	27,161	27,359
Long-term debt, net of current portion	414,884	-
Other long-term liabilities	2,570	1,637
Total liabilities	546,930	90,778
Shareholders' equity	327,370	329,976
Total liabilities and shareholders' equity	$874,300	$420,754

Shares outstanding	26,079,115	26,103,661

The Gorman-Rupp Company
Non-GAAP Financial Information
(thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Adjusted earnings (loss) before interest, taxes, depreciation and amortization:
Reported net income (loss) – GAAP basis	($996)	$7,097	$6,547	$14,526
Plus interest expense	2,322	-	2,322	-
Plus provision (benefit) for income taxes	(265)	1,812	1,740	3,701
Plus depreciation and amortization expense	4,268	2,969	7,201	5,951
Non-gaap earnings before interest,
taxes, depreciation and amortization	5,329	11,878	17,810	24,178

Plus pension settlement charge	1,597	1,728	1,597	1,728
Plus one-time acquisition costs	6,894	-	6,894	-
Plus amortization of step up in value of acquired inventories	1,406	-	1,406	-
Plus amortization of acquired customer backlog	217	-	217	-
Non-gaap adjusted earnings before interest,
taxes, depreciation and amortization	$15,443	$13,606	$27,924	$25,906

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Adjusted earnings per share:
Reported earnings (loss) per share – GAAP basis	($0.04)	$0.27	$0.25	$0.56
Plus pension settlement charge	0.05	0.05	0.05	0.05
Plus one-time acquisition costs	0.21	-	0.21	-
Plus amortization of step up in value of acquired inventories	0.04	-	0.04	-
Plus amortization of acquired customer backlog	0.01	-	0.01	-
Non-GAAP adjusted earnings per share	$0.27	$0.32	$0.56	$0.61

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.